                                            Exhibit 10.09



Exhibit 10.09    Memorandum of Understanding dated April 5, 2000 between

Douglas Burdon and Innofone Canada Inc.





April 5, 2000

Mr. Douglas Burdon
27677 Briones Court

Los Altos Hills, CA  94022


Re: Amended Memorandum of Understanding

Dear Doug,

                         Douglas Burdon (herein Burdon)
                     Innofone Canada Inc. (herein Innofone)

The purpose of the within Memorandum of Understanding (M.O.U.) is to firstly confirm that all prior agreements and arrangements hereto are null and void. Further the purpose of this MOU is to outline and confirm the details of our continuing business arrangements regarding your development of "major financial institution client relationships and program service providers", on behalf of and acceptable to Innofone and resulting in a substantial increase in Innofone's subscriber base on or before September 30, 2000, or such further date that Innofone may agree to (herein the property).

Both parties have agreed that you will not be entitled to any fees or monetary compensation whatsoever from Innofone's acquisition of the property, save and accept your strategic advisor / consulting fees as provided for herein, and Innofone stock options as outlined in Annex "A" attached hereto and forming part of this M.O.U.

In addition, Innofone wants you to work on developing additional business opportunities. In return, you agree to offer Innofone an exclusive on any and all other telecommunications rebiller, bundled service offerings 'business opportunities' that you develop. Innofone undertakes that in the event that it wants to pursue any of these opportunities that it will fully and adequately fund and support them. Innofone will not offer you an additional number of Innofone stock options regarding any new business opportunities beyond those outlined in Annex "A". Innofone shall have 45 days from receipt of an executive summary and financial projections prepared by Burdon, to accept or reject any and all new business opportunities.

Annex "A" has been amended from the past arrangements so as to provide for the immediate vesting of one million options (1,000,000). This amendment is granted in consideration of the business opportunities that you have presented to date and also in consideration of the following:

1. You have given up your entitlement to the license/royalt fees of 2% of gross sales;

2. You have presented AOL Canada as another client relationship for Innofone on the basis of a strategic partnership and an wholesale supplier basis;

3. Brought forward Telecommunications analyst Eamon Hoey as a candidate for appointment to the Board of Directors of Innofone;

4. Increased the number of business relationship opportunities within the CIBC from at least one to four;

5. Agreed to develop additional opportunities with other Financial Institutions and Retailers on behalf of Innofone Canada, without additional compensation.

You shall pursue your strategic advisory and business development role on a non-exclusive basis and as an independent contractor. Innofone shall not provide you with any benefits of any type that may otherwise possibly characterize our relationship in any other form such as an employee We will however, reimburse you for any pre-approved expenses that you may incur from time to time. You acknowledge that the strategic advisor fee has been and shall be $8,250 USD per month from April 1, 2000 until the earlier of the execution of the Primary and Secondary contract agreements or September 31, 2000. The Primary contract agreements shall mean the dates on which the contracts have been completed as provided in Annex A.

We mutually acknowledge and agree that the relationship between us in regard to the matters outlined in this letter is fiduciary in nature and one of mutual trust and reliance and that they owe each other a duty of utmost loyalty and good faith. We further mutually acknowledge that we each have and may have access to information and knowledge, including confidential information, relating to all aspects of each other's individual affairs. The unauthorized disclosure of any of which to the competitors, customers, or the general public may be highly detrimental to the best interests of either of us.

This letter and Annex A attached hereto details our understanding. To acknowledge your acceptance of our agreement I would ask that you sign and return a copy of this letter and initial Annex A.

Yours truly,


Larry Hunt

Acknowledged and accepted this     day of             2000.
                              -----       ------------


--------------------------------
Douglas Burdon


                                     Annex A



DOUGLAS BURDON or designate


Options shall be granted by Innofone Canada's parent company Innofone.com Incorporated an U.S. Public Corporation at a price of $0.50USD and shall be granted to Douglas Burdon or his designate as follows:

Primary Contracts

Amount                     Grant

2,750,000       Upon the earlier of the execution of Visa Desjardins Agreement or the
                launch of the program with respect of the property;

2,750,000       Upon execution of a 2nd Bank Agreement with respect of the property

Vesting

The vesting period for each individual grant shall be on a quarterly basis and shall be divided over a 18-month period, with the exception of 1,000,000 options from the Visa Desjardins agreement which shall be fully vested at the time of grant. The vesting period for the remaining options will begin the first quarter following the Qualification for the grant. As per the following example

         Grant April 2000                   Vest

         2,250,000                               375,000 July, 2000
                                                 375,000 October 2000
                                                 375,000 January 2001
                                                 375,000 April 2001
                                                 375,000 July 2001
                                                 375,000 October 2001

Exercising

Burdon shall have a period of (2) Two years from the date of grant, to exercise each individual option granted.

                                                                       ---------
                                                                        Initials